Exhibit 10.37

RELEASE AGREEMENT

This Release Agreement is made between Charles R. Carelli, Jr. (“Executive”) and EXACT Sciences Corporation (the “Company”; together with Executive, the “Parties”).

WHEREAS, Executive’s employment as Executive Vice President and Chief Financial Officer of the Company shall terminate effective April 2, 2009 (the “Termination Date”), it being understood that Executive will continue as a non-executive employee of the Company until April 30, 2009;

WHEREAS, the Parties entered into an Employee Retention Agreement dated April 18, 2008 (the “Employment Agreement”) which, among other things, specifies severance terms in the event of the termination of Executive’s employment by the Company other than for Cause;

WHEREAS, pursuant to Section 1 of the Employment Agreement, the Company agreed to provide Executive with certain severance benefits (the “Severance Benefits”) in exchange for, among other things, his entering into a full comprehensive release of claims in the form attached to the Employment Agreement; and

WHEREAS, the Parties have mutually agreed to modify certain of the Severance Benefits in exchange for, among other things, Executive entering into this comprehensive Release Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.                                       Non-Contingent Payments.  The Company has paid and/or shall pay the following to the Executive regardless of whether he agrees to the terms of this Release Agreement: (a) all of the Executive’s base salary accrued through the Termination Date; (b) reimbursement for any and all business expenses required to be reimbursed to the Executive pursuant to the Company’s expense reimbursement policy, and (c) Executive’s accrued but unused vacation.

2.                                       Severance Benefits.  For purposes of the Employment Agreement, the Executive’s employment shall be treated as having been involuntarily terminated by the Company for a reason other than Cause.  Since the Employment Agreement satisfies the various requirements of the severance pay and short-term deferral exemptions to Section 409A (“Section 409A”) of the Internal Revenue Code (the “Code”), Executive’s severance pay is not considered deferred compensation under the Code and, therefore, the salary continuation payments may be accelerated and converted to a lump sum payment without subjecting the payments to the 20 percent additional tax imposed pursuant to  Section 409A.  Consistent with this and the terms of the Employment Agreement, the Company agrees to provide Executive with the following Severance Benefits in exchange for, among other things, his signing and complying with the terms of this Release Agreement:

(a)                                  a lump sum payment equal to fifteen months of Executive’s base salary at the rate as of the Termination Date, less applicable deductions and withholdings (the “Lump Sum Payment); and

(b)                                 continuation of group health plan benefits to the extent authorized by the state law commonly known as “mini-COBRA”, with the cost of the regular premium for such benefits paid for by the Company for fifteen months from the Termination Date provided Executive elects and remains eligible for mini-COBRA.

The Lump Sum Payment will be made on March 31, 2009 provided this Release Agreement has become fully effective on or before that date.

3.                                       General Release. Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Release Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees.  This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Massachusetts General Laws. ch. 151B; defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs.  Executive understands that this general release of Claims extends to any and all Claims related to Executive’s employment by the Company and the termination of his employment.  Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which Executive signs this Agreement.  Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

4.                                       Restrictive Covenants.  Executive hereby reaffirms his continuing obligations pursuant to the Employee Non-Disclosure and Developments Agreement dated November 9, 2004 and the Employee Non-Competition Agreement dated December 1, 2004 (collectively, the “Restrictive Covenants”), which shall remain in full force and effect regardless of the effectiveness or any termination of this Release Agreement.  For the avoidance of doubt, the Restrictive Covenants are appended to this Release Agreement.

5.                                       Option Treatment.

(a)                                  Pursuant to the EXACT Sciences Corporation 2000 Stock Option and Incentive Plan and subject to the associated stock option agreements (collectively “Equity Documents”), as of March 31, 2009, Executive held vested and unvested options to purchase 275,000 shares of the Company’s stock with an exercise price of greater than $2.00 per share (collectively, the “Repurchase Options”).  In lieu of accelerated vesting, an extension of the option exercise period and any other enhanced equity rights whether arising from the Employment Agreement, the Equity Documents or otherwise, the Company shall repurchase from Executive all of the Repurchase Options for an aggregate purchase price of $10,900 (the “Repurchase”), less applicable deductions and withholdings.  The Repurchase will take place on March 31, 2009.  Executive acknowledges and agrees that, after the Repurchase, he will have no further interest in any of the Repurchase Options.

(b)                                 As of March 31, 2009, Executive held vested and unvested options to purchase 90,000 shares of the Company’s stock with an exercise price of $1.83 per share (collectively, the “Acceleration Options”).  Pursuant to the terms of the Equity Documents and the Employment Agreement, all unvested Acceleration Options that by their original terms would become exercisable within nine (9) months following the last day of Executive’s employment with the Company shall immediately accelerate and become fully exercisable as of the last day of Executive’s employment with the Company, and all other unvested Acceleration Options shall terminate as of such date.  In addition, pursuant to the terms of the Equity Documents and the Employment Agreement, Executive may exercise any vested Acceleration Options (including any previously-unvested Acceleration Options that vest pursuant to this Section 5(b)) until the date which is two (2) years after the last day of Executive’s employment with the Company (but not in any event later than the expiration date of the Acceleration Options).

6.                                       Termination of Severance Benefits.  Executive acknowledges that his right to the Severance Benefits is conditional on his compliance with the Restrictive Covenants.  In the event that Executive fails to comply with any of the Restrictive Covenants, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Severance Benefits set forth in Section 2 of this Release Agreement.  The termination of those payments in the event of such breach by the Executive shall not affect the ongoing applicability of the Restrictive Covenants.

7.                                       Time for Consideration; Effective Date.  Executive acknowledges that he has been advised to consult with an attorney before signing this Release Agreement.  Executive has until March 31, 2009 to consider this Release Agreement.  To accept this Release Agreement, he must return a signed original of this Release Agreement to the Company at or before noon on March 31, 2009.  This Release Agreement shall become effective upon execution (the “Effective Date”).  Executive acknowledges that he has not been induced to sign this Release Agreement by any representations of the Company other than those set forth in this Release Agreement.

8.                                       Enforceability.  Executive acknowledges that, if any portion or provision of this Release Agreement or the Restrictive Covenants (including, without limitation, any portion or provision of any section of those agreements) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

9.                                       Entire Agreement.  This Release Agreement along with the Restrictive Covenants constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Employment Agreement; provided, however, that Section 5 of the Employment Agreement “Tax Gross Up for Excise Taxes” shall continue to be in full force and effective and is unaffected by this Release Agreement.

10.                                 Enforcement.  Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of any of the Restrictive Covenants, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, Executive agrees that if he breaches, or proposes to breach, any portion of the Restrictive Covenants, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

11.                                 Waiver.  No waiver of any provision of this Release Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of either Party to require the performance of any term or obligation of this Release Agreement, or the waiver by either Party of any breach of this Release Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.                                 Governing Law; Interpretation.  This Release Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Release Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Release Agreement.

13.                                 Taxes.  All forms of payments and benefits referred to in this Release Agreement are subject to reduction to reflect applicable withholding, payroll taxes and other deductions required by law.  Aside from rights arising under Section 5 of the Employment Agreement, the Executive will not make any claim against the Company or its board of directors related to tax liabilities arising from payments and benefits received pursuant to the Release Agreement.

14.                                 Counterparts.  This Release Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Release Agreement on the date(s) indicated below.

EXACT Sciences  Corporation

By:	/s/ Patrick Zenner	March 27, 2009
	Patrick Zenner, Chairman of the Board	Date

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.  I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

/s/ Charles R. Carelli, Jr.	March 31, 2009
Charles R. Carelli, Jr.	Date